Exhibit 23.1

15 Warren Street, Suite 25
Hackensack, NJ 07601
(201) 342-342-7753
Fax: (201) 342-7598
E-mail: paritz@paritz.com

Paritz & Company, P.A.

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Acology, Inc.

912 Maertin Lane

Fullerton, CA 92831

Gentlemen:

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1/A of our report dated May 2, 2014 relating to the financial statements of D&C Distributors, LLC as of December 31, 2013, and for the period from January 29, 2013 (inception) to December 31, 2013, and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, New Jersey

May 16, 2014